Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

A. SCHULMAN, INC.

ARTICLE I

The name of the corporation is A. Schulman, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, with no par value per share. Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation may from time to time determine.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

All powers of the Corporation shall be exercised by or under the direction of the Board of Directors of the Corporation (the “Board”), except as otherwise provided herein or required by law. For the management of the business and the conduct of the affairs of the Corporation and for the purposes of creating, defining, limiting and regulating the powers of the Corporation and its Board and stockholders, it is further provided that:

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A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.

B. The Board shall have the power to adopt, amend or repeal the bylaws of the Corporation.

C. Subject to the limitations set forth herein, the Corporation, acting through the vote of its Board and stockholders or as otherwise permitted or prescribed by applicable law, hereby reserves the right to amend, modify or repeal any provisions contained in this Certificate of Incorporation, and to merge, sell its assets and take other corporate action to the extent and in the manner now or hereafter permitted or prescribed by applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

The number of directors of the Corporation shall be such as from time to time may be fixed by, or in the manner provided in, the bylaws of the Corporation, but in no case shall the number be less than the minimum number authorized by the laws of Delaware. Directors need not be stockholders. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE VIII

The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the DCGL.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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